424(b)(3)

Registration No.: 333-152930

PROSPECTUS

SALISBURY BANCORP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

100,000 Shares of Common Stock, par value $0.10 per share

This prospectus supersedes any prior prospectus of Salisbury Bancorp, Inc. relating to the Company’s Dividend Reinvestment and Stock Purchase Plan.

We are providing you with a plan that makes it convenient for you to purchase our Common Stock generally without brokerage commissions. You may have cash dividends paid by us reinvested in shares of our Common Stock. You may also make additional voluntary cash payments to the plan administrator for the purchase of additional shares. The plan administrator will arrange for the purchase from us of shares of our Common Stock monthly on your behalf with the cash dividends and voluntary cash payments at the average closing price of our Common Stock as reported on the NASDAQ Capital Market on the last five (5) trading days ending with, and including, the dividend payment date, or purchase the shares on the open market at the current market price.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “SAL.”

Our principal executive offices are located at 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039, and our telephone number is (860) 435-9801.

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YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THESE SHARES.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

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Prospectus dated September 11, 2017

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THE COMPANY

Salisbury Bancorp, Inc. (NASDAQ:SAL) (the “Company” or “Salisbury”) is a Connecticut corporation that was formed in 1998. Its primary activity is to act as the holding company for its sole subsidiary, Salisbury Bank and Trust Company (the “Bank”), which accounts for most of the Company’s net income. The Company was founded in 1998 for the purpose of acquiring all of the stock of the Bank in a shareholder-approved reorganization. The Bank is chartered as a state bank and trust company by the State of Connecticut in accordance with the Federal Deposit Insurance Act. The Bank’s main office is at 5 Bissell Street, Lakeville, Connecticut 06039. Its telephone number is (860) 435-9801, and its website address is: salisburybank.com.

The Bank currently operates fourteen (14) full service offices, which are located in the towns of Canaan, Lakeville, Salisbury, and Sharon, Connecticut; Great Barrington, Sheffield, and South Egremont, Massachusetts; as well as Dover Plains, Fishkill, Millerton, New Paltz, Newburgh, Poughkeepsie, and Red Oaks Mill, New York and a Trust and Wealth Advisory Services Division in Lakeville, Connecticut. Most of the Bank’s business is derived from customers located in Litchfield County, Connecticut; Dutchess, Columbia, Orange, and Ulster Counties, New York; and Berkshire County, Massachusetts. The Bank is a full-service bank offering a wide range of commercial and personal banking services.

RISK FACTORS

This prospectus, including the information incorporated by reference, includes “Forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) including, in particular, the statement about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements we make in this prospectus are set forth below and elsewhere in this prospectus.

Salisbury is the registered bank holding company for the Bank, its wholly-owned subsidiary. Salisbury's business and activity is currently limited to the holding of the Bank's outstanding capital stock, and the Bank is Salisbury's primary investment.

An investment in Salisbury common stock entails certain risks, some of which are inherent in the financial services industry and others of which are more specific to the Bank’s business. Salisbury considers the most significant factors of which we are aware affecting risk in Salisbury common stock as those that are set forth below. These are not the only risks to which an investment in Salisbury common stock is subject, and none of the factors set forth below relates to the personal circumstances of individual investors. Investors should read the entire most recent Form 10-K filed by Salisbury with the Securities and Exchange Commission (the “SEC”), as well as other documents and exhibits that are incorporated by reference in the Form 10-K and that have been filed with the SEC, in order to better understand these risks and to evaluate investment in Salisbury common stock.

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Changes in interest rates and spreads could have a negative impact on earnings and financial condition.

Salisbury’s earnings and financial condition are dependent to a large degree upon net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings. The narrowing of interest rate spreads, meaning the difference between interest rates earned on loans and investments, and the interest rates paid on deposits and borrowings, could adversely affect Salisbury’s earnings and financial condition. Salisbury cannot predict with certainty or control changes in interest rates. Global, national, regional, and local economic conditions and the policies of regulatory authorities, including monetary policies of the FRB, affect interest income and interest expense. Salisbury has ongoing policies and procedures designed to manage the risks associated with changes in market interest rates.

However, changes in interest rates still may have an adverse effect on Salisbury’s profitability. For example, high interest rates could also affect the volume of loans that Salisbury originates, because higher rates could cause customers to apply for fewer mortgages, or cause depositors to shift funds from accounts that have a comparatively lower rate, to accounts with a higher rate, or experience customer attrition due to competitor pricing or disintermediation. If the cost of interest-bearing deposits increases at a rate greater than the yields on interest-earning assets increase, net interest income will be negatively affected. Changes in the asset and liability mix may also affect net interest income. Similarly, lower interest rates cause higher yielding assets to prepay and floating or adjustable rate assets to reset to lower rates. If Salisbury is not able to reduce its funding costs sufficiently, due to either competitive factors or the maturity schedule of existing liabilities, then Salisbury’s net interest margin will decline.

Weakness in the markets for residential or commercial real estate, including the secondary residential mortgage loan markets, could reduce Salisbury’s net income and profitability.

Declines in home prices, increases in delinquency and default rates, and constrained secondary credit markets affect the mortgage industry generally. Salisbury’s financial results may be adversely affected by changes in real estate values. Decreases in real estate values could adversely affect the value of property used as collateral for loans and investments. If poor economic conditions result in decreased demand for real estate loans, Salisbury’s net income and profits may decrease.

Weakness in the secondary market for residential lending could have an adverse impact upon Salisbury’s profitability. The effects of ongoing mortgage market challenges, combined with the ongoing correction in residential real estate market prices and reduced levels of home sales, could result in further price reductions in single family home values, adversely affecting the value of collateral securing mortgage loans held, mortgage loan originations and gains on sale of mortgage loans. Declines in real estate values and home sales volumes, and financial stress on borrowers as a result of job losses, or other factors, could have further adverse effects on borrowers that result in higher delinquencies and greater charge-offs in future periods beyond that which is provided for in Salisbury’s allowance for loan losses, which would adversely affect Salisbury’s financial condition or results of operations.

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Fluctuations in economic conditions and collateral values could impact the adequacy of Salisbury’s allowance for loan losses.

Salisbury’s business is subject to periodic fluctuations based on national and local economic conditions. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on Salisbury’s operations and financial condition. For example, declines in housing activity including declines in building permits, housing sales and home prices may make it more difficult for Salisbury’s borrowers to sell their homes or refinance their debt. Slow sales could strain the resources of real estate developers and builders. The ongoing economic uncertainty has affected employment levels and could impact the ability of Salisbury’s borrowers to service their debt. Bank regulatory agencies also periodically review Salisbury’s allowance for loan losses and may require an increase in the provision for credit losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses Salisbury will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on Salisbury’s financial condition and results of operations. Salisbury may suffer higher loan losses as a result of these factors and the resulting impact on its borrowers.

Credit market conditions may impact Salisbury’s investments.

Significant credit market anomalies may impact the valuation and liquidity of Salisbury’s investment securities. Illiquidity could reduce the market value of Salisbury’s investments, even those with no apparent credit exposure. The valuation of Salisbury’s investments requires judgment, and as market conditions change investment values may also change.

Salisbury’s securities portfolio performance in difficult market conditions could have adverse effects on Salisbury’s results of operations.

Under GAAP, Salisbury is required to review Salisbury’s investment portfolio periodically for the presence of other-than-temporary impairment of its securities, taking into consideration current market conditions, the extent and nature of changes in fair value, issuer rating changes and trends, volatility of earnings, current analysts’ evaluations, Salisbury’s ability and intent to hold investments until a recovery of amortized cost, as well as other factors. Adverse developments with respect to one or more of the foregoing factors may require Salisbury to deem particular securities to be other-than-temporarily impaired, with the credit related portion of the reduction in the value recognized as a charge to Salisbury’s earnings. Market volatility may make it extremely difficult to value certain securities of Salisbury. Subsequent valuations, in light of factors prevailing at that time, may result in significant changes in the values of these securities in future periods. Any of these factors could require Salisbury to recognize further impairments in the value of Salisbury’s securities portfolio, which may have an adverse effect on Salisbury’s results of operations in future periods.

If the goodwill that Salisbury has recorded in connection with its acquisitions becomes impaired, it could have a negative impact on Salisbury’s profitability.

Applicable accounting standards require that the purchase method of accounting be used for all business combinations. Under purchase accounting, if the purchase price of an acquired company exceeds the fair value of the acquired company’s net assets, the excess is carried on the acquirer’s balance sheet as goodwill. At December 31, 2016, Salisbury had $12.6 million of goodwill on its balance sheet. Salisbury must evaluate goodwill for impairment at least annually. Write-downs of the amount of any impairment, if necessary, are to be charged to the results of operations in the period in which the impairment occurs. There can be no assurance that future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on Salisbury’s financial condition and results of operations.

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Salisbury’s ability to pay dividends substantially depends upon its receipt of dividends from the Bank.

Cash dividends from the Bank and Salisbury’s liquid assets are the principal sources of funds for paying cash dividends on Salisbury’s common stock and preferred stock. Unless Salisbury receives dividends from the Bank or chooses to use its liquid assets, it may not be able to pay dividends. The Bank’s ability to pay dividends to Salisbury is subject to its condition and profitability as well as its regulatory requirements.

Strong competition within Salisbury’s market areas may limit growth and profitability.

Competition in the banking and financial services industry is intense. Salisbury competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. As Salisbury grows, it may expand into contiguous market areas where it may not be as well-known as other institutions that have been operating in those areas for some time. In addition, larger banking institutions may become increasingly active in Salisbury’s market areas, may have substantially greater resources and lending limits and may offer certain services that Salisbury does not, or cannot efficiently, provide. Salisbury’s profitability depends upon its continued ability to successfully compete in its market areas. The greater resources and deposit and loan products offered by some competitors may limit its ability to grow profitably.

Salisbury and the Bank are subject to extensive federal and state regulation and supervision.

Salisbury and the Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect Salisbury’s lending practices, capital structure, investment practices, and dividend policy and growth, among other things. State and federal legislatures and regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Salisbury in substantial and unpredictable ways. Such changes could subject Salisbury to additional costs, limit the types of financial services and products it may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Salisbury’s business, financial condition and results of operations. While Salisbury has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur. See the section captioned “Regulation and Supervision” in Item 1 of the Form 10-K for further information.

Salisbury’s stock price may be volatile.

Salisbury’s stock is inactively traded and its stock price may fluctuate widely in response to a variety of factors including:

•	Actual or anticipated variations in quarterly operating results
•	Recommendations by securities analysts
•	New technology used, or services offered, by competitors

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•	Significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Salisbury or Salisbury’s competitors
•	Failure to integrate acquisitions or realize anticipated benefits from acquisitions
•	Operating and stock price performance of other companies that investors deem comparable to Salisbury
•	News reports relating to trends, concerns and other issues in the financial services industry
•	Changes in government regulations
•	Geopolitical conditions such as acts or threats of terrorism or military conflicts
•	Changes in the economic environment of the market areas the Bank serves

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations could also cause Salisbury’s stock price to decrease regardless of Salisbury’s operating results.

Salisbury’s ability to attract and retain skilled personnel may impact its success.

Salisbury’s success depends, in large part, on its ability to attract and retain key people. Competition for people with specialized knowledge and skills can be intense, and Salisbury may not be able to hire people or to retain them. The unexpected loss of services of one or more of Salisbury’s key personnel could have a material adverse impact on the business because of their skills, knowledge of the market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Salisbury continually encounters technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology can increase efficiency and enable financial institutions to better serve customers and to reduce costs. However, some new technologies needed to compete effectively result in incremental operating costs. Salisbury’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in operations. Many of Salisbury’s competitors have substantially greater resources to invest in technological improvements. Salisbury may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on Salisbury’s business and, in turn, its financial condition and results of operations.

A failure involving controls and procedures may have an adverse effect on Salisbury.

Management regularly reviews and updates Salisbury’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Salisbury’s business, results of operations and financial condition.

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If customer information was to be misappropriated and used fraudulently, due to a breach of our systems, or those of third party vendors or service providers, including as a result of cyberattacks, Salisbury could be exposed to potential liability and reputation risk as well as increased costs.

Risk of theft of customer information resulting from security breaches by third parties exposes banks to reputation risk and potential monetary loss. Like other financial institutions, Salisbury has exposure to fraudulent misuse of its customers’ personal information resulting from its general business operations through loss or theft of the information and through misappropriation of information by third parties in connection with customer use of financial instruments, such as debit cards.

In addition, Salisbury relies upon a variety of computing platforms and networks over the internet for the purposes of data processing, communications and information exchange. Despite the safeguards instituted by Salisbury, any system is susceptible to a breach of security. In addition, Salisbury relies on the services of a variety of third party vendors to meet Salisbury’s data processing and communication needs. The occurrence of any failures, interruptions or security breaches of Salisbury’s information systems or that of its vendors could damage Salisbury’s reputation, result in a loss of customer business or expose Salisbury to civil litigation and possible financial loss. Such costs and/or losses could materially impact Salisbury’s earnings.

Changes in accounting standards can materially impact Salisbury’s financial statements.

Salisbury’s accounting policies and methods are fundamental to how Salisbury records and reports its financial condition and results of operations. From time to time, the Financial Accounting Standards Board or regulatory authorities change the financial accounting and reporting standards that govern the preparation of Salisbury’s financial statements. These changes can be hard to predict and can materially impact how it records and reports its financial condition and results of operations. In some cases, it could be required to apply a new or revised standard retroactively, resulting in Salisbury restating prior period financial statements.

Changes and interpretations of tax laws and regulations may adversely impact Salisbury’s financial statements.

Local, state or federal tax authorities may interpret tax laws and regulations differently than Salisbury and challenge tax positions that Salisbury has taken on its tax returns. This may result in the disallowance of deductions or differences in the timing of deductions and result in the payment of additional taxes, interest or penalties that could materially affect Salisbury’s performance.

The risks presented by recent or future acquisitions could adversely affect our financial condition and results of operations.

Our business strategy has included, and may continue to include, growth through acquisition from time to time. Any recent and future acquisitions will be accompanied by the risks commonly encountered in acquisitions. These risks may include, among other things: our ability to realize anticipated cost savings; the difficulty of integrating operations and personnel; the loss of key employees; the potential disruption of our or the acquired company’s ongoing business in such a way that could result in decreased revenues; the inability of our management to maximize our financial and strategic position; the inability to maintain uniform standards, controls, procedures and policies; and the impairment of relationships with the acquired company’s employees and customers as a result of changes in ownership and management.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. We file reports, proxy statements and other information with the SEC electronically, which filings are available to the public at the SEC’s web site at https://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. This prospectus is part of a registration statement we filed with the SEC. The documents we incorporate by reference are:

1)	Annual Report on Form 10-K for the year ended December 31, 2016 which contains financial statements for the year ended December 31, 2016 filed on March 31, 2017;
2)	Current Reports on Form 8-K filed May 17, 2017, May 18, 2017, June 5, 2017, June 26, 2017, and July 28, 2017; and
3)	Current Reports on Form 10-Q filed May 15, 2017 and August 14, 2017; and
4)	The description of our securities to be offered to employees in employee benefit plans contained in our Form S-8 filed on May 18, 2017; and
5)	The description of our common stock contained in our Form S-4 filed on April 23, 1998, and any amendment or report filed to update this description.

We will provide to each person to whom this prospectus is delivered a copy of these filings, at no cost, upon written or oral request made to:

Shelly L. Humeston, Secretary

Salisbury Bancorp, Inc.

5 Bissell Street

P.O. Box 1868

Lakeville, CT 06039

(860) 435-9801

You should rely on the information incorporated by reference or contained in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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SALISBURY BANCORP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

TERMS AND CONDITIONS

This prospectus describes, in a question and answer format, the Terms and Conditions under which the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) will be administered for Salisbury Bancorp, Inc. (the “Company”). The Plan provides you with an economical means of purchasing additional shares of the Company and growing your share ownership through the reinvestment of dividends and optional cash payments. It also provides a convenient method of safekeeping and selling shares.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide shareholders of the Common Stock of the Company with a simple and convenient means of investing cash dividends and making additional cash purchases of common stock on a monthly basis.

Advantages

2. What are the advantages of the Plan?

The Plan provides you with the ability to:

a)	Reinvest automatically your cash dividends in additional shares of Common Stock. The Company pays service fees for the reinvestment of dividends. Currently, the Company absorbs any brokerage fees incurred.
b)	If you are not currently a shareholder, you may become a shareholder by purchasing shares through the Plan.
c)	Make monthly cash purchases of additional shares of Common Stock of the Company. The minimum purchase amount is $100. The maximum purchase amount is $2,500 per month. A service fee of $2.50 will be deducted from each cash investment. Currently, the Company absorbs any brokerage fees incurred.
d)	Invest the full amount of cash dividends you elect to reinvest and optional cash payments (less applicable fees as noted above), since purchases of shares made through the Plan are calculated to four decimal places.
e)	Deposit certificates into your Plan account, avoiding cumbersome safekeeping requirements and the risk of losing your certificates.
f)	Avoid the inconvenience and expense of recordkeeping through the free reporting provisions of the Plan.
g)	Sell shares through the Plan by directing the Plan Administrator to arrange for the sale of some or all of the shares held in your account in the Plan. You will be charged a $15.00 fee for each sell request and $0.10 per share sold for broker commission.

Administration

3. Who administers the Plan for participants?

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Broadridge Corporate Issuer Solutions, Inc. (the “Plan Administrator”), a corporation independent of and not affiliated with the Company, administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties related to the Plan. The Plan Administrator is administering this Plan on behalf of the Company. The Plan Administrator is not a registered broker-dealer and does not endorse or recommend the services of any brokerage company. Any shareholder utilizing the Plan will not be a brokerage customer of the Plan Administrator. The Plan Administrator’s role in administering the Plan is purely ministerial and clerical. Additionally, the Plan Administrator does not warranty or guarantee execution quality or fulfillment of transaction requests. Shares purchased through the Plan or deposited into safekeeping will be registered in the name of the Plan Administrator or its nominee as agent for participants in the Plan.

All inquiries and communications regarding the Plan should include your account number and should be directed to the Plan Administrator at:

Broadridge Corporate Issuer Solutions

Attention: IWS

P.O. Box 1342

Brentwood, NY 11717

For overnight packages:

Broadridge Corporate Issuer Solutions

1155 Long Island Ave

Edgewood, NY 11717

Attn: IWS

Phone: 1-888-520-5817

Email: shareholder@broadridge.com

Web access via https://investor.broadridge.com

The Plan Administrator or the Company may terminate or suspend the Plan at any time by written notice to you. These “Terms and Conditions” of the Plan may be amended by the Plan Administrator, with the concurrence of the Company, at any time by mailing an appropriate notice to you at least 30 days prior to the effective date of the amendment (see Question 30). See Question 28 for additional information regarding the responsibilities of the Plan Administrator.

Participation

4. Who is eligible to participate?

Non-Shareholders: If you do not currently own any of our stock, you may participate in the Plan by submitting a Direct Share Purchase and Sale Program application to the Plan Administrator with an initial purchase of not less than $100 and not more than $2,500.

Record owners: If you hold five (5) or more shares registered in your name you are eligible to enroll in the Plan.

Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) are also eligible to enroll in the Plan. You must work directly with your financial institution in order to make the necessary arrangements on your behalf.

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5. How do you become a participant?

Any eligible shareholder may join the Plan by completing an Enrollment Form and returning it to the Plan Administrator at the address provided in Question 3. You may obtain Enrollment Forms at any time by contacting the Company or the Plan Administrator. Investors who are not shareholders should send an initial cash payment with their Enrollment Form at least five days prior to an investment date, as described in Question 9. Eligible shareholders who wish to make an optional cash payment with their Enrollment Form must submit the Enrollment Form at least five days prior to an Investment Date, as described in Questions 9 and 13.

6. What options are available to you?

Reinvestment of Dividends and Purchase of Shares

By marking the appropriate space on the Enrollment Form, you may choose to automatically reinvest all or a portion of the cash dividends on all shares of Common Stock of which you are the owner of record.

You may elect to reinvest the cash dividends on the shares of Common Stock held in your account by your broker, bank or other nominee. However, this service will have to be arranged with the financial institution holding your shares.

You may also elect to make optional cash payments, in amounts ranging from a $100 minimum to a $2,500 maximum per month per participant (less a $2.50 transaction fee charged by the Plan Administrator). In connection with each purchase, the Plan Administrator will forward a brokerage commission fee of $0.10 per share purchased to the registered broker-dealer utilized by the Plan. Currently, the Company absorbs any brokerage fees incurred on purchases. The Plan Administrator will retain no portion of any brokerage commission fee. Dividends and cash received for the purchase of Common Stock of the Company may be commingled for purposes of purchasing shares. See Question 9.

Deposit of Shares and Shares Held by Plan Administrator for Participants

All shares of Common Stock purchased through the Plan, whether with reinvested dividends or optional cash payments, will be held for you in the Plan by the Plan Administrator. Dividends on these shares will be reinvested automatically at the same rate you elect for shares registered in your name, held in your account by your broker, bank or other nominee or deposited with the Plan Administrator.

The Plan allows you to deposit shares of Common Stock registered in your name with the Plan Administrator. The certificate(s) may be deposited at the time you submit your Enrollment Form. Please include a letter of instruction with your certificate(s) indicating you would like to have the shares deposited. DO NOT SIGN THE BACK OF THE CERTIFICATE(S).

Selling Shares by Plan Participants

You may sell some or all of the shares held by the Plan for your benefit. There is a $15.00 fee charged for each sale. In addition, in connection with each sale, the Plan Administrator will forward a brokerage commission fee of $0.10 per share sold to the registered broker-dealer utilized by the Plan. The Plan Administrator will retain no portion of any brokerage commission fee. If all of the shares held in the Plan for you are sold, your Plan participation will be terminated.

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7. When do your investments begin through the Plan?

If your Enrollment Form specifying reinvestment of cash dividends is received by the Plan Administrator at least five business days before the record date of a cash dividend payment, reinvestment will commence with the following dividend payment. If your Enrollment Form is received after that date, the reinvestment of cash dividends through the Plan may be deferred to begin with the next cash dividend payment following the next record date.

Optional cash payments will be invested as specified in Question 9.

8. May you change your method of participation after enrollment?

You may terminate your Plan participation at any time by sending a notification of termination or change the rate at which your dividends are reinvested by sending a revised Enrollment Form to the Plan Administrator at the address noted in Question 3. The termination or change becomes effective as long as your notification of termination is received by the Plan Administrator not less than five business days prior to a cash dividend record date. Enrollment Forms may be obtained by contacting the Company or Plan Administrator.

If you elect to participate through the reinvestment of cash dividends and later decide to make optional cash payments, no new Enrollment Form is needed.

Optional Cash Payments

9. When and how can optional cash payments be made?

Optional cash payments will be invested once per month on the 15th day of the month as described in Question 13. If such a day is not a business day, the investment will be on the next business day following such day. Optional cash payments of at least $100 and not more than $2,500 per month should be received by the Plan Administrator at least five days prior to the Investment Date. The payments, less a $2.50 service charge, will be applied to the purchase of shares for your account. Cash received for investment may be commingled by the Plan Administrator with other participants’ cash for the purposes of making a purchase of stock. You cannot specify the price or timing nor make any other limitations on the purchase of shares other than those specified under these Terms and Conditions. The Plan Administrator will submit your request to the registered broker-dealer utilized by the Plan to purchase whole shares and allocate any fractional shares of Salisbury’s Common Stock to equal each amount you invest, less any applicable fees. Keep in mind that the value of the stock can go down as well as up. The past performance of Salisbury’s Common Stock is not necessarily an indicator of future performance. There can be no guarantee that the stock you purchase through the Plan will gain in value or retain its current value.

No interest will be paid on optional cash payments pending investment.

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An initial optional cash payment may be made when you join the Plan provided the Enrollment Form is received at least five days prior to the Investment Date. Thereafter, optional cash payments may be made through the use of Cash Payment Forms sent to you as part of your account statement if they are received by the Plan Administrator at least five days prior to the Investment Date. Optional cash payments may be made by sending a personal check, bank check, or money order, drawn on a U.S. bank payable in U.S. currency, made payable to Broadridge Corporate Issuer Solutions and returned along with the Enrollment Form or Cash Payment Form. Any payments received later than five days prior to the Investment Date will be invested the following month.

You may also pre-authorize the Plan Administrator to deduct a set amount ($100 minimum to $2,500 maximum per month) from a U.S. checking or savings account. This can be set up to buy the same dollar amount of stock every month through automatic monthly deductions from your bank account. You may also authorize a one-time online bank debit. To initiate the bank draft, you must complete and sign the Authorization for Monthly Investments optional section of the Enrollment Form and return it to the Plan Administrator with a voided check for the bank account from which the funds are to be drafted or via the Direct Stock Purchase (“DSP”) online process at https://stockplans.broadridge.com. Automatic bank drafts will be initiated as promptly as practicable. As an added security measure, the Plan Administrator applies a five business day hold period to the initial association of banking account information to your investor account as well as changes made to established direct deposit or direct debit instructions. This hold period helps prevent unauthorized transactions.

After the automatic bank draft has been established as a reoccurring investment, funds will be drawn on the 1st of each month or, if that date falls on a non-business day, the next business day. A fee of $2.50 per bank draft/purchase each month will apply. A shareholder can also establish a onetime debit instance to be drawn from their account. You should allow up to 4 weeks for the first automatic bank draft to be initiated. In order to terminate a bank draft, you must notify the Plan Administrator in writing at least ten (10) business days prior to the next automatic bank draft date in order for the termination to be effective by that date.

10. What are the limitations on making optional cash payments?

Any optional cash payment you wish to make, including those made by bank draft, must be not less than $100 per check nor more than $2,500 per month. Any number of optional cash payments may be made, subject to the foregoing limitations. There is no obligation to make any optional cash payment at any time and cash payments need not be in the same amount of money each month.

Costs

11. Are there any expenses to you in connection with purchases through the Plan?

The following are the fees and other expenses relating to the Plan charged to you by the Plan Administrator:

•	Dividend Reinvestment: All fees and brokerage commissions are absorbed by the Company.

•	Cash Investment: $2.50 fee per investment. Brokerage commissions are absorbed by the Company.

•	Sales of shares held in the Plan: $15.00 transaction fee plus a brokerage commission of $0.10 per share sold.

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•	Termination from the Plan: $35.00 fee.

•	Certificate Issuances: $10.00 fee per certificate.

Purchases

12. How many shares of Common Stock will be purchased for you and what is the source of shares purchased through the Plan?

The number of shares purchased for your account, including a fractional share computed to four decimal places, will be equal to the total amount invested by you (the amount of cash dividends reinvested and any optional cash payments less the $2.50 fee), divided by the purchase price per share.

The Company has the option to issue new Common Stock for all or a portion of the shares to be purchased on any Investment Date or to direct the Plan Administrator, to arrange for the purchase of all or a portion of the shares of Common Stock to be purchased on any Investment Date on any securities exchange where the shares are traded. If Common Stock is purchased on the open market, neither you nor the Company can exercise any direct or indirect control over the price, timing or number of shares to be purchased or select the registered broker or dealer through or from whom such purchases will be made, which registered broker-dealer may possibly be affiliated with the Plan Administrator.

The Company, in its sole discretion, will decide whether or not to sell newly-issued shares to the Plan Administrator. If the Company determines not to issue new shares of Common Stock under the Plan and applicable law or the closing of the securities markets requires temporary curtailment or suspension of open-market purchases of shares of Common Stock, the Plan Administrator is not accountable for its inability to make purchases at such time. If a sufficient number of shares of Common Stock are not available for purchase for a period of thirty (30) days, the Plan Administrator will promptly mail to you a check for the amount of any unapplied funds in your Plan accounts.

Funds received from either cash dividends or optional cash payments may be combined for purposes of purchasing sales for the Plan. Your price will be the weighted average price of all shares purchased for the relevant Investment Date (see Questions 13 and 14 below).

13. When will shares of Common Stock be purchased through the Plan?

Dividend purchases under the Plan will be made as soon as practicable during each calendar quarter beginning on the dividend payment date and ending on the date when all funds available have been invested (together, such dates are the “Investment Date”). Dividends, when declared, are generally paid the last Friday of February, May, August and November, although the Company is not obligated to pay dividends on those dates or at any other time. The corresponding record dates are generally about two weeks prior to the dividend payment date. Optional cash purchases will be made on the 15th of every month or if that date falls on a non-business day, the next business day. If you have established a reoccurring investment, funds will be drawn on the 1st of each month or if that date falls on a non-business day, the next business day.

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You will become the owner of the shares purchased for you through the Plan on the date the shares purchased are settled (credited to the account of the Plan Administrator at the registered broker-dealer for the benefit of Plan participants).

If, within 30 days of the dividend payment date, the broker-dealer utilized by the Plan cannot buy the shares due to an inadequate supply of shares and the Company has not sold the shares to the Plan Administrator, then the Plan Administrator will send you a check for the amount of the dividend due and any cash contributed by you which remains uninvested.

14. At what price will shares of Common Stock be purchased through the Plan?

The price at which the Plan Administrator will be deemed to have acquired shares for your account under the Plan on the open-market through the broker-dealer will be the average price of all shares purchased by the Plan Administrator on the open market with respect to a particular Investment Date. The average price will be calculated as the total price paid for all shares purchased with the proceeds of reinvested cash dividends and optional cash payments divided by the number of shares so acquired.

The purchase price per share of any newly-issued shares of Common Stock purchased directly from the Company through the Plan on any Investment Date will be 100% of the fair market value of the shares as of the Investment Date, which for this purpose will be the average closing price of the Company’s Common Stock as reported on the NASDAQ Capital Market on the last five (5) trading days ending with, and including, the Investment Date.

In the event that both open market purchases and original issue purchases from the Company are made from dividends and optional cash payments, such combination of shares will be allocated to your individual account on a pro rata basis or otherwise at the discretion of the Company.

The Plan Administrator will make reasonable efforts to cause the broker-dealer to invest funds in Common Stock as soon as practicable on or after each Investment Date. Shares acquired in the open market will be purchased as soon as practicable beginning on the Investment Date and in no event later than thirty (30) days after the Investment Date.

The Company reserves the rights in its sole discretion to refuse to make any shares available for purchase under the Plan for any reason. Shares acquired from the Company will be purchased for your account as of the close of business on the Investment Date.

Dividend and voting rights will commence on settlement, which is normally two (2) business days after purchase, whether from the Company or any other source.

Sale of Plan Shares

15. How may you sell your shares of Common Stock?

You may sell your shares of Common Stock held under the Plan in either of two ways. First, you may request a certificate(s) for some or all of your full shares and arrange for the sale of these shares through a broker-dealer of your choice. There is a $10.00 fee for withdrawing shares from the Plan. The Plan Administrator will send you a check for any fractional shares held in your account if you request certificate(s) for all of your full shares. The price for the fractional shares will be determined by the Plan Administrator by either: a) selling shares on the open market through a registered broker-dealer, or b) by using the closing price of the Common Stock on any listing exchange or as quoted by a registered broker-dealer on the date your request is received.

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Alternatively, you may request that the Plan Administrator arrange for the sale of some or all of your shares held by the Plan. The Plan Administrator will sell shares for you through a registered broker-dealer selected by the Plan Administrator in its sole discretion. If you request that the Plan Administrator arrange for the sale of your shares, you will be charged a fee of $15.00 and $0.10 per share sold for broker commission, charged by the broker-dealer selected by the Plan Administrator. These amounts will be deducted from the cash proceeds paid to you. The Plan Administrator will retain no portion of any brokerage commission fee. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the average sale price of all shares sold, less your pro rata share of brokerage commissions. You may not set any price limits or other restrictions for the sales.

If all shares held for you in the Plan are sold, your Plan participation will be terminated, any applicable termination fees would apply.

16. When will shares of Common Stock be sold?

If you request the sale of shares held by the Plan for you, the broker-dealer utilized by the Plan Administrator will sell such shares as soon as practicable after receipt of your written request. Payment will be made by check and mailed to you as soon as practicable after the sale.

The Plan Administrator will use its best efforts to sell your shares on the open market within 10 business days after receipt of your written instructions to such effect or as soon as otherwise practicable. There can be no assurances with respect to the ability of the Plan Administrator to sell your shares or the price, timing or terms on which a sale may be made. The Company and the Plan Administrator have no obligation under the Plan, and assume no responsibility, to purchase full shares credited to your Plan account if such shares cannot be sold by the Plan Administrator.

Dividends

17. Will you be credited with dividends on shares held in your Plan account?

The Plan Administrator will receive the cash dividends (less the amount of tax withheld, if any) for all shares held in the Plan due to the reinvestment of dividends on the dividend record date and credit them to participants’ accounts on the basis of full shares and any fractional share held. Dividends on shares held in your Plan account due to the deposit of certificates by you will be reinvested at the rate requested by you.

Reports to Participants

18. What reports will be sent to you?

As soon as practicable after each purchase and/or transfer, you will receive a statement showing account information, including amounts invested, purchase price, and shares purchased and/or transferred. This statement will provide you a cost record of purchases under the Plan and you should retain it for tax purposes. In addition, you will receive the same material sent to every other holder of Common Stock, including the Company’s annual reports to shareholders, notices of shareholder’s meetings, proxy statements, and information for income tax reporting.

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Depositing and Receiving Certificates

19. Will certificates be issued for shares of Common Stock purchased through the Plan?

Certificates of shares of Common Stock purchased through the Pan will not be issued to you unless you request them. All shares credited to your Plan account will be issued to the Plan Administrator or its nominees as your agent. The number of shares credited to your account will be shown on your account statement. This convenience protects against loss, theft or destructions of stock certificates and reduces the costs to be borne by the Company. A certificate for any number of full shares credited to your Plan account will be issued to you upon receipt of a written request and a $10.00 fee per certificate to be issued by the Plan Administrator. Certificates for fractional shares will not be issued under any circumstances.

Shares credited to your account may not be assigned or pledged in any way. If you wish to assign or pledge the full shares credited to your account, you must request that certificates for those shares be issued in your name.

Plan accounts will be maintained in the name in which your certificates are registered at the time you enter the Plan or in the nature in which they are held by your broker, bank or other nominee. Certificates for full shares will be registered in the same manner when issued to you.

20. May you send your Common Stock certificates to be credited to your Plan account for safekeeping?

You may deposit for safekeeping any shares of Common Stock to be held for your Plan account by the Plan Administrator. The shares will be credited to your Plan account and will be issued to the Plan Administrator or its nominees as your agent. If you desire to deposit certificate(s) into the Plan, you should mail them by certified or registered mail to the Plan Administrator with a note requesting that they be so credited. You should insure the certificate(s) for 2% of the current market value when mailing the certificate(s). This is the amount that is usually charged for surety protection should the certificate(s) become lost in the mail.

Termination of Participation

21. How can participation in the Plan be terminated?

Participation in the Plan is entirely voluntary. You may terminate your participation in the Plan at any time by written instructions to the Plan Administrator. A fee of $35.00 will be imposed if you withdraw from the Plan. When your notice of termination is received, the Plan Administrator will move your full plan shares to a book entry position and a cash payment will be made to you for any fractional share. If you would like to receive a certificate for your full plan shares, you must indicate as such in your written instructions. A $10.00 fee per certificate issued will be charged to you. The default process will be electronic book entry. If your notice of termination is received by the Plan Administrator less than five business days prior to a cash dividend record date, then that cash dividend will be reinvested for your account. When your account is terminated, subsequent cash dividends on certificated and/or electronic book entry shares will be paid to you.

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In order to terminate a bank draft, you must notify Broadridge in writing at least ten (10) business days prior to the next automatic bank draft date in order for the termination to be effective by that date.

Tax Information

22. What are the federal income tax consequences of participating in the Plan?

Distributions by the Company to shareholders will generally be taxed as ordinary dividend income. If open market purchases of shares of Common Stock are made for you through the Plan with reinvested cash dividends, you will be deemed to have received a taxable dividend in the amount of the cash reinvested. Your cost basis for purposes of calculating capital gains upon the sale of the shares will be equal to the amount of the cash dividend.

You will not realize any taxable income at the time of investment of optional cash payments in additional shares of Common Stock. The tax basis of shares purchased on the open market with an optional cash payment will be the amount of such payment.

You will not realize any taxable income when you receive certificates for full shares credited to your account, either upon your written request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize taxable gain or loss (which, for most participants, will be capital gain or loss) when full shares acquired under the Plan are sold or exchanged for you and when you receive the cash payment for any fractional shares credited to your account. The amount of such gain or loss will be the difference between the amount that you receive for your shares or fractional share (net of brokerage commissions and other costs of sale) and the tax basis thereof. Any fees and commissions absorbed by the Company may be interpreted as taxable income by the Internal Revenue Service. You must determine your own tax liability requirements as a result of your participation in the Plan.

Foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding will have the applicable taxes withheld prior to the reinvestment of cash dividends. Other participants for whom federal income tax withholding on dividends is required will have these taxes withheld prior to the reinvestment of the dividend. Foreign shareholder participants are urged to consult their legal advisors with respect to any local exchange, control, tax or other law or regulation that may affect their participation in the Plan. The Company and the Plan Administrator assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

The foregoing is only an outline of the Company’s understanding of some of the applicable federal income tax provisions. The outline is general in nature and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. For specific information on the tax consequences of participation in the Plan, including any future changes in applicable law or interpretation thereof, you should consult your own tax advisor.

Other Information

23. What happens if you sell a portion of the shares of Common Stock registered in your name or held in your account by your broker, bank or other nominee?

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If you have authorized the reinvestment of cash dividends on shares registered in your name or held in your account by your broker, bank or other nominee with respect to which you participate in the Plan and you dispose of a portion of these shares, the cash dividends on the remaining shares will continue to be reinvested.

24. What happens when you sell or transfer all of the shares registered in your name or held in your account by your broker, bank or other nominee or stop all purchases?

If you dispose of all shares registered in your name or held in your account by your broker, bank or other nominee with respect to which you participate in the Plan or stop purchases through optional cash payments, the cash dividends on the shares credited to your Plan account that remain in the Plan will continue to be reinvested. If you cease to be a record owner of any shares of Common Stock (other than by depositing shares into the Plan) or crease to hold any shares in your account at your broker, bank or other nominee, the Plan Administrator, in its discretion, may request your instructions on the disposition of stock in your Plan account. If the Plan Administrator does not receive such instructions from you within 30 days, the Plan Administrator, in its discretion, may terminate your Plan account.

25. If the Company has a rights offering, how will rights on the Plan shares be handled?

No preemptive rights attach to the Common Stock of the Company. If the Company, nevertheless, makes available to holders of Common Stock rights or warrants to purchase additional shares of Common Stock or other securities, such rights or warrants will be made available to you. This allocation will be based on the number of shares (including any fractional interests to the extent practicable) held for you in your Plan account on the record date established for determining the holders of Common Stock entitled to such rights or warrants.

26. What happens if the Company issues a stock dividend or declares a stock split?

Any stock dividend or split shares in the form of Common Stock distributed by the Company on shares of Common Stock held by you in certificated form or held in your account by your broker, bank or other nominee or for you in your Plan account will be credited to your account in the Plan. Both full and fractional shares, where applicable, will be credited to your account.

A stock dividend or split shares distribution in the form of Common Stock will increase automatically by that amount the number of shares on which cash dividends are being reinvested.

27. How will your shares be voted at meetings of shareholders?

Shares held under the Plan will not be voted by the Plan Administrator. You will receive a proxy indicating the total number of shares of Common Stock registered in your name and shares of Common Stock credited to your Plan account or, if your shares are held in your account by your broker, bank or other nominee, the number of shares of Common Stock credited to your Plan account.

If your proxy is returned properly signed and marked for voting, all shares covered by the proxy, including those registered in your name and those held for you under the Plan, will be voted as marked. If your proxy is returned properly signed but without indicating instructions on the manner in which shares are to be voted with respect to any item thereon, all of your shares, including those registered in your name and those held for you under the Plan, will be voted in accordance with the recommendations of the Board of Directors of the Company.

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If your proxy is not returned, or if it is returned not executed or improperly executed, your shares will be voted only if you vote in person.

28. What is the responsibility of the Company and the Plan Administrator for the Plan?

The Plan Administrator has no responsibility with respect to the preparation and the contents of this Prospectus. Neither the Company nor the Plan Administrator or its nominee(s), in administering the Plan, will be liable and will be held harmless for any act done in good faith. Neither the Company nor the Plan Administrator will be liable and will be held harmless for any good faith omission to act, including, without limitation, any claims of liability arising out of: (i) failure to terminate a participant’s account upon the participant’s death prior to the receipt of notice in writing of the death; (ii) the prices and times at which shares of Common Stock are purchased or sold for the participant’s account or the terms on which such purchases or sales are made; or (iii) fluctuations in the market value of the Common Stock.

Neither the Company nor the Plan Administrator can assure you of a profit or protect you against a loss from the shares purchased or sold through the Plan. An investment in the Common Stock, as is the case with all equity investment, is subject to significant market fluctuations. The Company can neither control purchases by the Plan Administrator under the Plan nor guarantee that dividends on the Common Stock will not be reduced or eliminated.

29. Who regulates and interprets the Plan?

The Company and the Plan Administrator reserve the right to interpret and regulate the Plan as they deem necessary or desirable. Any such interpretation or regulation will be final. The Plan, related Plan documentation and Plan accounts will be governed by and construed in accordance with the laws of the State of New York, where the Plan Administrator is based.

30. May the Plan be changed or discontinued?

While the Company hopes to continue the Dividend Reinvestment and Stock Purchase Plan indefinitely, the Company and the Plan Administrator reserve the right to suspend the Plan at any time by written notice to you. The terms and conditions of the Plan may also be amended by the Plan Administrator, with the concurrence of the Company, at any time by mailing an appropriate notice to you at least 30 days prior to the effective date of such amendment. The Company may amend the Plan by mailing an appropriate notice to you at least 30 days prior to the effective date of such amendment. Notwithstanding the foregoing, such amendments to the Plan as may be required from time to time due to changes in or new rules and regulations under the federal or state securities laws may be made by the Plan Administrator prior to notice to you.

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USE OF PROCEEDS

The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be sold by it as part of the Plan or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds from the sale of such shares for working capital purposes and for other general corporate purposes. The Company will not receive any proceeds if the Plan purchases the shares in the open market.

LEGAL MATTERS

Cranmore, FitzGerald & Meaney, of Hartford, Connecticut, will issue an opinion as to the legality of the shares to be issued pursuant to the Plan.

EXPERTS

The financial statements of Salisbury Bancorp, Inc., incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Baker Newman & Noyes LLC, the Company’s independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION

The Company’s Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the maximum extent permitted or required by the Connecticut Business Corporation Act (the “CBCA”). The CBCA provides for four (4) types of indemnification: permissible; mandatory; obligatory; and court ordered. Permissible indemnification for a director requires the directors conduct to have been taken in good faith and in the reasonable belief that such conduct was in the best interest of the Company. Mandatory indemnification is required under the CBCA regardless of the provisions of a corporation’s certificate of incorporation or bylaws only when the director has been “wholly successful on the merits or otherwise, in the defense of an action to which he was a party because he is or was a director.” Obligatory indemnification occurs by reason of specific provisions in a certificate of incorporation, bylaw, board resolution or contract. Court ordered indemnification arises when a court orders indemnification based upon its finding that mandatory indemnification or obligatory indemnification exists or because the court concludes that it would be fair and reasonable to indemnify the director.

The Company’s Certificate of Incorporation provides that the personal liability of any director to the Company or its shareholders for monetary damages for breach of duty as a director, except in certain circumstances, shall be limited to an amount equal to the compensation received by the director for serving the Company as a director during the year of the violation. The limitation, however, does not affect the ability of the Company or its shareholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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